Exhibit (a)(1)(B)

CEMEX Australia Pty Ltd ACN 122 401 405 Computershare Please return completed form to: Computershare Investor Services Pty Limited GPO Box 2237 Melbourne Victoria 8060 Australia Enquiries (within Australia) 1300 721 344 (within the US) (866) 244 1296 (elsewhere) 61 3 9415 4344 Facsimile 61 3 9473 2500 web.queries@computershare.com.au www.computershare.com

Use a black pen. Print in CAPITAL letters inside the grey areas. ABC 123 Where a choice is required, mark the box with an ‘X’

Share Transfer and Acceptance Form - Cash Offer

This is an important document and requires your immediate attention. If you are in doubt about how to deal with it, please consult your financial, legal or other professional advisor.

Securityholder details Subregister Your holding in Rinker Group Limited Cash consideration payable to you at US$13.00 per share Use this form to accept CEMEX Australia Pty Ltd (Bidder) offer for all your ordinary shares in Rinker Group Limited B Consideration

The consideration applicable under the terms of this offer is US$13.00 per Rinker Share. What CEMEX Australia Pty Ltd is offering to buy CEMEX Australia Pty Ltd is offering to buy all your Rinker Shares, on the terms set out in the Bidder’s Statement. What you will receive if you accept the Offer If you accept the Offer you will, subject to the satisfaction of the conditions of the Offer, receive US$13.00 for each of your Rinker Shares. Currency election (please select one option) I/We elect to receive payment of consideration under the Offer in US dollars OR I/We elect to have payment of consideration under the Offer converted into, and then paid to me/us in, Australian dollars (See instructions overleaf for information concerning the currency election.) To be completed by Securityholder

You will be deemed to have accepted the Offer in respect of all your Rinker Shares if you sign and return this form. If you hold your Rinker Shares in a CHESS Holding (see “subregister” above), to accept the Offer you can either: Instruct your Controlling Participant directly - normally your stockbroker or Authorise CEMEX Australia Pty Ltd to contact your Controlling Participant on your behalf, which you can do by signing and returning this form.

By signing and returning this form you will be deemed to have authorised CEMEX Australia Pty Ltd to contact your Controlling Participant directly via the CHESS system. Contact details Please provide your contact details in case we need to speak to you about this form. Name of contact person Contact person’s daytime telephone number Sign here - this section must be signed before we can process this form.

I/We accept the Offer made by CEMEX Australia Pty Ltd in respect of all my/our ordinary shares in Rinker Group Limited I/we hold and I/we agree to be bound by the terms and conditions of the Offer (including the instructions as to acceptance of the Offer on the back of this form) and transfer all of my/our Rinker Shares to CEMEX Australia Pty Ltd for the above consideration. Individual or Securityholder 1 Individual or Securityholder 2 Individual or Securityholder 3 Sole Director and Sole Company Secretary Director Director/Company Secretary

The directors reserve the right to make amendments to this form where appropriate. Please refer to the lodgement instructions overleaf. See back of form for completion guidelines Rl N 1 TKAC 032237_00KRZH

How to complete this form

Acceptance of the takeover offer

A Registration Details

The Rinker Shares are currently registered in the name(s) printed on this form. Your consideration will be issued in the name(s) as it appears on the Rinker register of members.

If you have already sold all your Rinker Shares shown overleaf, do not keep or return this form. Please send this form to the broker who sold them for you.

B Consideration

The cash consideration payable under the takeover offer is US$13.00 per share. Please place an "X" against one of the boxes to indicate how you wish to receive payment of consideration under the Offer. If you elect to have the consideration converted into Australian dollars, conversion will be at the exchange rate obtainable by the Australian Registry on the spot market in Sydney at approximately noon on the date consideration under the Offer is made available by CEMEX Australia Pty Ltd to the Australian Registry for your Rinker Shares. If you do not make a valid currency election, you will receive payment of consideration under the Offer in US dollars except if your address, as recorded in the Rinker register of members, is an Australian address, in which case consideration under the Offer will be converted into, and paid to you in, Australian dollars.

C How to accept the Offer

If your Rinker Shares are held in an Issuer Sponsored Holding, simply complete and return this form to the Australian Registry so that it is received by no later than 7:00pm (Sydney time) on 27 December 2006, unless extended.

If your Rinker Shares are in a CHESS Holding, you may **contact your Controlling Participant** directly (normally your stockbroker) with instructions to accept the Offer. If you do this, you will need to sign and return this form to your Controlling Participant. If you want CEMEX Australia Pty Ltd to contact your Controlling Participant on your behalf via the CHESS system, sign and return this form to the Australian Registry so that it is received no later than 7:00pm (Sydney time) on 27 December 2006 unless extended.

If you sign and return this form to the Australian Registry either in respect of an Issuer Sponsored Holding or so that contact may be made with your Controlling Participant on your behalf, you warrant to CEMEX Australia Pty Ltd (and authorise CEMEX Australia Pty Ltd to warrant on your behalf) that you have full legal and beneficial ownership of your Rinker Shares and that CEMEX Australia Pty Ltd will acquire them free from all Encumbrances.

Neither CEMEX Australia Pty Ltd nor Computershare Investor Services Pty Limited ('CIS') will be responsible for any delays incurred by this process. You should allow sufficient time for the preferred party to initiate the acceptance of the Offer on your behalf.

D Contact details

Enter the name of a contact person and telephone number. These details will only be used in the event that the Australian Registry has a query regarding this form.

E Signature(s)

You must sign the form as follows in the space provided:

Joint holding:	where the holding is in more than one name all of the securityholders must sign.
Power of Attorney:	to sign under power of attorney, you must have already lodged this document with the Australian Registry. Alternatively, attach a certified copy of the power of attorney to this form when you return it.
Deceased Estate:	all executors must sign and, if not already noted by the Australian Registry, a certified copy of probate or letters of administration must accompany this form.
Companies:	this form must be signed by either 2 directors or a director and a company secretary. Alternatively, where the company has a sole director and, pursuant to the Corporations Act, there is no company secretary, or where the sole director is also the sole company secretary, that director may sign alone. Delete titles as applicable.

1TKAC

Lodgement of Share Transfer and Acceptance Form

This form must be received at the Melbourne office of CIS by no later than 7:00pm (Sydney time) on 27 December 2006, unless extended. Return this form in the provided envelope or to:

Postal Address	OR	Hand Delivery
Computershare Investor Services Pty Limited		Computershare Investor Services Pty Limited
GPO Box 2237		Yarra Falls
MELBOURNE VIC 8060		452 Johnston Street
AUSTRALIA		ABBOTSFORD VIC 3067

Privacy Statement

Personal information is collected on this form by CIS, as registrar for securities issuers ("the issuer"), for the purpose of maintaining registers of securityholders, facilitating distribution payments and other corporate actions and communications. Your personal information may be disclosed to our related bodies corporate, to external service companies such as print or mail service providers, or as otherwise required or permitted by law. If you would like details of your personal information held by CIS, or you would like to correct information that is inaccurate, incorrect or out of date, please contact CIS. In accordance with the Corporations Act 2001, you may be sent material (including marketing material) approved by the issuer in addition to general corporate communications. You may elect not to receive marketing material by contacting CIS. You can contact CIS using the details provided on the front of this form or E-mail privacy@computershare.com.au

RIN

If you have any enquiries concerning the Offer please contact CEMEX Offer Information Line on telephone 1300 721 344 (within Australia), (866) 244 1296 (within the US) or +61 3 9415 4344 (elsewhere).

For legal reasons, all calls to these numbers will be recorded.

Please note this form may not be used to change your address.

Please return the completed form in the envelope provided or to the address opposite:

Computershare Investor Services Pty Limited
GPO Box 2237
Melbourne Victoria 8060
Australia